EXHIBIT 99.5

ATWOOD OCEANICS, INC. AND SUBSIDIARIES FLEET STATUS REPORT

AS OF NOVEMBER 28, 2007

As used herein, “we”, “us”, and “our” refers to Atwood Oceanics, Inc. and its subsidiaries, except where the context indicates otherwise. Statements contained in this Fleet Status Report, including information regarding our estimated rig availability, contract duration, future dayrates, future daily operating costs, future effective tax rates, customer or contract status are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including: our dependence on the oil and gas industry; the risks involved in upgrade, repair and construction of our rigs; competition; operating risks; risks involved in foreign operations; risks associated with possible disruptions in operations due to terrorism; risks associated with a possible disruption in operations due to the war with Iraqand governmental regulations and environmental matters. A list of additional risk factors can be found in our annual report on Form 10-K for the year ended September 30, 2006, filed with the Securities and Exchange Commission. All information in this Fleet Status Report is as of the date indicated above. We undertake no duty to update the content of this Fleet Status Report or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.

CHANGES WILL BE HIGHLIGHTED IN YELLOW

RIG NAME	RATED WATER DEPTH	LOCATION	CUSTOMER	ESTIMATED CONTRACT END DATE	ESTIMATED CONTRACT DAYRATE	UNAUDITED AVERAGE PER DAY OPERATING COSTS (NOT INCLUDING TAX) FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007/MONTH ENDED SEPTEMBER 30, 2007 ONLY	ADDITIONAL COMMENTS
SEMISUBMERSIBLES:
ATWOOD EAGLE	5000’	Australia	BHP BILLITON PETROLEUM PTY (“BHPB”)	FIRM WORK – (4 wells) May 2008	1 wells at approximately $160,000 3 wells at approximately $170,000	$96,000/$93,000	Wells are subject to a change in sequence and a portion of the dayrate is subject to some change due to currency exchange rate variance.

		Australia	ENI Spa AGIP EXPLORATION & PRODUCTION DIVISION (“ENI”)	FIRM WORK – (1 well) June/July 2008	$360,000	N/A	We expect the well to take 40 to 45 days to complete.
		Australia	WOODSIDE ENERGY LTD (“WOODSIDE”)	FIRM WORK – (2 years) June/July 2010	$405,000	N/A	A portion of the dayrate is subject to some change due to currency exchange rate variance.
		Australia	N/A	N/A	N/A	N/A	The rig is expected to incur around fifteen (15) zero rate days during the first quarter of fiscal year 2008 for required regulatory inspections and planned maintenance.
ATWOOD HUNTER	5,000’	Egypt	BURULLUS GAS CO. (“BURULLUS”)	FIRM WORK – December 2007	$325,000	$67,000/$72,000
		Mobilization to Malta	BURULLUS	FIRM WORK – December 2007 (Estimated 7 Days)	$319,500	N/A
		SHIPYARD	N/A	January 2008 (Estimated December 26, 2007 through January 15, 2008)	ZERO RATE	N/A
		Tow to Mauritania	WOODSIDE (Reinstatement of suspended contract)	February 2008 (Estimated 21 Days)	$228,000	N/A
		Mauritania	WOODSIDE	FIRM WORK July 2008	$240,000

		TBD	WOODSIDE	OPTIONS – Two (2) six-month options. July 2009, if exercised at negotiated market rate. (Agreement has to be executed by December 2007)	TBD	N/A
		TBD	N/A	N/A	N/A	N/A

The rig is expected to be in a Malta shipyard at zero rate from December 26, 2007 through January 15, 2008 undergoing certain equipment upgrades. The rig could also incur ten (10) zero rate days in the fourth quarter of fiscal year 2009 for regulatory inspections. Thus far, in the first quarter of fiscal year 2008, the rig has incurred three (3) zero rate day due to an equipment related issue.

ATWOOD FALCON	5,000’	Malaysia

SARAWAK SHELL BERHAD (“SHELL”)

Currently working for Petronas Carigali Sdn. Bhd. under an assignment from Shell. Immediately upon completion of the Petronas work (estimated December 2007), the rig will return to work for Shell.

				FIRM WORK – July 2009	$160,000/ $200,000 (dayrate depends on water depth of each well) plus approximately $24,000 of amortized per day revenue	$60,000/$56,000

Most of the work during this period is expected to be at the $160,000 dayrate level. (The rig could incur 5 to 10 zero rate days during the fourth quarter of fiscal year 2008 or first quarter of fiscal year 2009 due to required regulatory inspections.)

		Malaysia	SHELL	OPTION – (1 year)	TBD	N/A
ATWOOD SOUTHERN CROSS	2,000’	Black Sea	MELROSE RESOURCES (“MELROSE”)	FIRM WORK – December 2007	$145,000	$63,000/$74,000

Black Sea	MELROSE	FIRM WORK– December 2007	$380,000	N/A
Mobilized out of Black Sea (estimated to take 15 to 20 days)	MELROSE	FIRM WORK– December 2007/January 2008	$100,000
TBD	TURKIYE PETROLLERI A.O. (“TPAO”)	FIRM WORK – February 2008	$320,000	N/A
Italy	ENI Spa AGIP EXPLORATION & PRODUCTION DIVISION (“ENI”)	FIRM WORK – Mobilization (estimated ten (10) days) February 2008	$365,000
Italy	ENI	FIRM WORK – Italian Certification (estimated ten (10) days) February 2008	$395,000
Italy	ENI	FIRM WORK – (2 Wells) July 2008	$406,000
Italy	ENI	OPTIONS – (2 Wells) October 2008 (if both wells drilled)	$406,000
TBD	N/A	N/A	N/A	N/A	The rig could incur four to ten zero rate days during the second quarter of fiscal year 2008 for some maintenance work.
CANTILEVER JACK-UPS:

ATWOOD BEACON	400’	India	GUJARAT STATE PETROLEUM CORPORATION LTD (“GSPC”)	FIRM WORK – January 2008	$113,000	$45,000/$50,000
		India	GSPC	FIRM WORK – (12 months) January 2009	$133,500	N/A	The rig could incur three (3) zero rate days during the second quarter of fiscal year 2008 for required inspections.
		India	GSPC	OPTIONS – (1 year)	TBD	N/A

VICKSBURG	300’	Thailand	CHEVRON OVERSEAS PETROLEUM (“CHEVRON”)	FIRM WORK – June 2009	$154,000	$42,000/$43,000
SEMISUBMERSIBLE TENDER ASSIST UNIT:
SEAHAWK	1,800’	Equatorial Guinea	AMERADA HESS EQUATORIAL GUINEA, INC. (“HESS”)	FIRM WORK – September 2008	$76,000 (plus approximately $19,000 of amortized per day revenue.)	$78,000/$85,000

Contract provides for dayrate increases based upon certain cost escalations as well as an approximately $15,000 per day reduction during periods when the rig is being relocated to a new drilling site. Thus far, in the first quarter of fiscal year 2008, the rig has incurred sixteen (16) zero rate days due to equipment related issues.

		Equatorial Guinea	HESS	OPTIONS – (2 years) September 2010 (if all four six-month options are exercised)	$76,000	N/A	Dayrate subject to increase due to contract cost escalations.
SUBMERSIBLE:
RICHMOND	70’	US Gulf of Mexico	HELIS OIL & GAS	FIRM WORK – December 2007	$80,000	$36,000/$41,000

The rig is currently in a shipyard undergoing an approximate $14 million of life enhancing upgrades, which currently is expected to take around seventy (70) days to complete. The depreciable life of the rig will be extended seven years from January 1, 2008. Work for the rig following the upgrade is currently being pursued.

NOTE – EXPECTED TAX RATE

1)                  The effective tax rate for fiscal year 2007 was 13%. Virtually all of the Company’s tax provision relates to taxes in foreign jurisdictions. Working in foreign jurisdictions with nontaxable or deemed profit tax systems contribute to the effective tax rate being significantly less than the United States statutory rate. We currently expect our effective tax rate for fiscal year 2008 will be around 15%.

2)	Other Drilling Costs in Addition to the Above Rig Costs –

PER DAY FOR THE THREE MONTHS SEPTEMBER 2007	$ 20, 000